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                                                                   EXHIBIT 23(b)

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the amended Registration Statement File No. 333-74172 (Form S-3) and related Prospectus of LifePoint, Inc. for the registration of 11,060,418 shares of its common stock and to the incorporation by reference therein of our report dated May 17, 2001 (except Note 7 and Note 1, as to which the dates are June 29, 2001 and February 21, 2002, respectively), with respect to the financial statements of LifePoint, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2001, filed with the Securities and Exchange Commission.


                                                   /s/ ERNST & YOUNG LLP


Orange County, California


April 8, 2002



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